EXHIBIT 99
                                   ----------





                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
                        Quarter and Year To Date Earnings



Somerville, NJ...July 26, 2004 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc. (Nasdaq: SVBF), the parent holding company of Somerset Valley Bank, announced second quarter and year to date earnings.

     Net income for the three months ended June 30, 2004 was $730,000, a decrease of $12,000 or 2% from second quarter of 2003. This net income represents basic and diluted earnings per share of $0.19 and $0.18 respectively in 2004 as compared to $0.19 per share on a basic and diluted basis in 2003.

     On a year to date basis net income was $1,560,000, an increase of $212,000 or 16% from 2003. This net income represents basic earnings per share of $0.41 and diluted earnings per share of $0.40 compared to basic and diluted earnings per share of $0.35 and $0.34 respectively in 2003.

     Net interest income increased $73,000 or 2% from the second quarter of last year but declined from the previous quarter by $64,000 or 2%. This resulted from a decline in loan balances during the quarter. Total loans declined from $279 million on March 31 to $272 million on June 30, 2004. At one point during the quarter, loans had declined in excess of $10 million from the previous quarter end. The decrease was due to pay offs of commercial lines of credit and construction loans. During this time, deposits continued to grow and these funds were deployed into lower yielding Federal Funds sold and investments. The result was the net interest margin declining to 3.57% from 3.85% in last year's second quarter and 3.83% in the previous quarter.

     Corcoran commented that since the end of the second quarter the Company has experienced a significant increase in loans as line of credit borrowings, as well as, other commercial activity have increased. He also felt that loan demand continues to be good.

     Non interest income for the quarter declined by $80,000 or 15% from the second quarter of last year. Gains on the sales of loans declined by $76,000 while gains on the sales of securities declined by $24,000. Partially offsetting these declines, other income increased by $43,000 or 30% partially resulting from increasing sales of mutual funds and annuities.

     "We continue to make progress in developing non traditional sources of fee income. With regard to gains on the sale of loans, we have already doubled the amount realized in the second quarter in just the first three weeks of this quarter," said Corcoran.

     Other expense increased $92,000 or 3% over the second quarter of 2003. Salaries and benefits expense accounted for much of the increase by growing $69,000 or 5%. Additions to staff resulting from the Reading Ridge office and growth of the Bank were partially offset by a reduction in the accrual for year-end employee bonuses of $54,000.

     Total assets at June 30, 2004 were $482 million, an increase of $58 million or 13% from the second quarter of last year. Deposits funded most of this growth as total deposits increased $54 million or 14% from last year.

     Loan quality continues to remain strong. Non performing loans declined from $1,079,000 in June 2003 to $519,000 at the end of the current quarter and represented just 0.19% of total loans.

     Corcoran remains optimistic for the remainder of 2004 after what he considered a difficult second quarter for earnings. "I think sometimes things are a matter of timing. On the whole, I think our balance sheet and income statement are headed in the right direction. Since we are an asset sensitive bank, the recent rate increase by the FOMC should also improve our margin. We are showing good growth across our branch network, which I believe is aided in part by the recent bank mergers in our area. We look to continue a positive earnings trend," said Corcoran.

     Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards, Warren, Aberdeen in Monmouth County, Edison in Middlesex County and Flemington in Hunterdon County. The Bank is planning to open another location in Flemington and one in Metuchen in Middlesex County in 2004. An office is planned for South Plainfield in 2005. As of June 30, 2003, Somerset Valley Bank was ranked 7 of 27 banks in Somerset County in terms of deposits with 6.09% of the market and 61 of 177 banks in the State of New Jersey.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.